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Exhibit 3.1.4

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
TRIQUINT SEMICONDUCTOR, INC.

    TriQuint Semiconductor, Inc., a corporation organized and existing under the laws of Delaware (the "Company"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY as follows:

    FIRST: The Certificate of Incorporation, as amended, of the Company is hereby amended by deleting the first paragraph of ARTICLE FOURTH in its present form and substituting therefor a new first paragraph of ARTICLE FOURTH in the following form:

      "The Corporation is authorized to issue two classes of stock to be designated respectively Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is Six Hundred Five Million (605,000,000), consisting of Six Hundred Million (600,000,000) shares of Common Stock, $0.001 par value (the "Common Stock"), and Five Million (5,000,000) shares of Preferred Stock, $0.001 par value (the "Preferred Stock")."

    SECOND: The amendment of the Certificate of Incorporation of the Company set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Company having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to its stockholders for approval and (b) the stockholders of the Company having duly adopted such amendment by written consent.

    IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Steven J. Sharp, its President and Chief Executive Officer, and attested by Edson H. Whitehurst, Jr., its Vice President, Finance and Administration, Chief Financial Officer and Secretary, this      day of July, 2001.

Date: July , 2001
Steven J. Sharp, President and Chief Executive Officer
ATTEST:
By:	Edson H. Whitehurst, Jr., Vice President, Finance and Administration, Chief Financial Officer and Secretary

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CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF TRIQUINT SEMICONDUCTOR, INC.